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                                   Exhibit 21

             Schedule of Subsidiaries of Encore Medical Corporation
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Encore Medical, L.P., a Delaware limited partnership

Encore Medical GP, Inc., a Nevada corporation

Encore Medical Asset Corporation, a Nevada corporation

Encore Orthopedics FSC Limited, a Jamaican corporation

Chattanooga Europe, B.V.B.A., a Belgium corporation